Exhibit 99.1

NIC Earns 21 Cents Per Share in Third Quarter 2017 on Total Revenues of $84.5 Million

Company declares regular quarterly dividend of 8 cents per share

OLATHE, Kan.--(BUSINESS WIRE)--November 1, 2017--NIC Inc. (NASDAQ: EGOV), the dominant provider of digital government services, today announced net income of $14.0 million and earnings per share of 21 cents on total revenues of $84.5 million for the three months ended September 30, 2017. In the third quarter of 2016, the Company reported net income of $16.2 million and earnings per share of 24 cents on total revenues of $80.4 million.

Quarterly portal revenues were $76.4 million, a 2 percent increase over the third quarter of 2016. On a same-state basis, portal revenues were $76.4 million in the current quarter, a 5 percent increase over the third quarter of 2016. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 10 percent over the third quarter of 2016, due primarily to higher volumes from a variety of services including motor vehicle registrations and business registration filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 1 percent, while same-state portal software development and services revenues decreased 41 percent, due to fewer project-based, time and material initiatives across several portals.

In the prior year quarter, revenues from the legacy Tennessee portal contract totaled $1.7 million, while revenues from the legacy Iowa portal contract totaled $0.5 million. As previously announced, the Company’s contract with the state of Tennessee expired on March 31, 2017, and the Company’s contract with the state of Iowa expired on November 30, 2016.

Software & services revenues were $8.1 million in the current quarter, up 51 percent from the third quarter of 2016, driven primarily by revenues from the sale of lifetime Senior Passes in the current quarter through the YourPassNow digital park pass service, managed by NIC on behalf of the National Park Service. Demand for the lifetime Senior Pass increased significantly in July and August of this year due to a pending legislative price increase that became effective August 28, 2017.

NIC’s operating income margin was 24 percent for the current quarter, down from 25 percent in the prior year quarter. This decrease mainly reflects higher development costs for the new enterprise licensing and permitting platform to be used for the state of Illinois and other NIC partner states, a decrease in profit contribution from the legacy Tennessee portal contract, and higher selling & administrative expenses due mainly to costs to enhance corporate-wide information technology, security and portal operations, including development of the citizen-centric Gov2Go enterprise platform.

For the third quarter of 2017, the Company’s effective tax rate was 30 percent, compared to 20 percent in the prior year quarter. NIC’s 30 percent effective tax rate in the third quarter of 2017 reflects an increase in the previously estimated research and development tax credit for the 2016 and 2017 tax years upon the filing of the Company’s 2016 federal tax return during the current quarter, and a release of reserves for unrecognized income tax benefits due to the expiration of the statutes of limitations for certain tax years. Combined, these tax items increased earnings per share in the current quarter by approximately two cents. The Company’s lower effective tax rate of 20 percent in the prior year quarter was primarily attributable to favorable tax benefits related to the domestic production activities deduction for the 2015 and 2016 tax years, and an increase in the previously estimated research and development tax credit for the 2015 year upon the filing of the Company’s 2015 federal tax return during the prior year quarter. Combined, these tax items increased earnings per share in the prior year quarter by approximately 5 cents.

“Our core services continued to drive solid growth during the third quarter of 2017,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “In addition, we were able to expand the services offered on two of our newer ground-breaking solutions, YourPassNow and Gov2Go.”

Declaration of Quarterly Dividend

On October 30, 2017, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.08 per share, payable to stockholders of record as of December 5, 2017. The dividend, which is expected to total approximately $5.4 million, will be paid on December 19, 2017 out of the Company’s available cash. A dividend equivalent of $0.08 per share will also be paid simultaneously on unvested shares of service-based restricted stock.

Operational Highlights

During the quarter, the Company launched several new services on its citizen-centric Gov2Go platform, making government information accessible to people in all 50 states. The new Gov2Go services include an enhanced Amber Alert service, election information, and NIC’s YourPassNow digital park pass service.

In addition, the state of Indiana recently awarded the Company a new contract following a competitive rebid process. The new contract includes a four-year base contract, and a four-year renewal the state can exercise that could take the contract through October 2025.

Third Quarter Earnings Call and Webcast Details

On the November 1, 2017 call, the Company will discuss its 2017 third quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Wednesday, November 1, 2017
4:30 p.m. (EDT)

Call bridge:	888-394-8218 (U.S. callers) or 323-701-0225 (international callers)
Conference ID:	6056569
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is celebrating 25 years as the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking digital government personal assistant, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Portal revenues	$76,434	$74,997	$232,963	$223,707
Software & services revenues	8,099	5,376	20,073	15,866
Total revenues	84,533	80,373	253,036	239,573
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	47,377	45,140	143,326	134,878
Cost of software & services revenues, exclusive of depreciation & amortization	3,169	1,495	6,803	4,353
Selling & administrative	12,091	11,676	36,882	34,183
Depreciation & amortization	1,810	1,674	5,111	5,074
Total operating expenses	64,447	59,985	192,122	178,488
Operating income before income taxes	20,086	20,388	60,914	61,085
Income tax provision	6,066	4,153	20,140	18,895
Net income	$14,020	$16,235	$40,774	$42,190

Basic net income per share	$0.21	$0.24	$0.61	$0.63
Diluted net income per share	$0.21	$0.24	$0.61	$0.63

Weighted average shares outstanding:
Basic	66,267	65,978	66,188	65,890
Diluted	66,267	66,005	66,188	65,915

Key Financial Metrics:
Revenue growth - outsourced portals	2%	7%	4%	8%
Same state revenue growth - outsourced portals	5%	5%	5%	7%
Recurring portal revenue as a % of total portal revenues	99%	97%	98%	96%
Gross profit % - outsourced portals	38%	40%	38%	40%
Revenue growth - software & services	51%	9%	27%	12%
Gross profit % - software & services	61%	72%	66%	73%
Selling & administrative expenses as a % of total revenues	14%	15%	15%	14%
Operating income as a % of total revenue	24%	25%	24%	25%

Portal Revenue Analysis:
IGS transaction-based	$48,089	$44,356	$144,193	$131,565
DHR transaction-based	25,936	27,249	79,788	80,205
Portal software development	1,134	2,117	5,157	8,112
Portal management	1,275	1,275	3,825	3,825
Total portal revenues	$76,434	$74,997	$232,963	$223,707

NIC INC.
CONSOLIDATED BALANCE SHEETS
Thousands except par value amount

	September 30, 2017
	(Unaudited)	December 31, 2016 [1]
ASSETS
Current assets:
Cash	$152,297	$127,009
Trade accounts receivable, net	83,767	82,722
Prepaid expenses & other current assets	11,780	15,033
Total current assets	247,844	224,764
Property and equipment, net	9,325	9,726
Intangible assets, net	4,866	3,588
Deferred income taxes, net	1,584	2,307
Other assets	1,992	477
Total assets	$265,611	$240,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$67,345	$73,252
Accrued expenses	24,880	23,395
Other current liabilities	3,810	3,150
Total current liabilities	96,035	99,797

Other long-term liabilities	7,968	7,162
Total liabilities	104,003	106,959

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
66,265 and 65,982 shares issued and outstanding	7	7
Additional paid-in capital	110,103	106,669
Retained earnings	51,498	27,227
Total stockholders' equity	161,608	133,903
Total liabilities and stockholders' equity	$265,611	$240,862
[1]	The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2017 (previously reported)	65,982	$7	$106,669	$27,227	$133,903
Cumulative effect of adoption of new accounting standard	-	-	409	(409)	-
Balance, January 1, 2017 (as adjusted)	65,982	7	107,078	26,818	133,903
Net income	-	-	-	40,774	40,774
Restricted stock vestings	324	-	107	-	107
Dividends declared	-	-	-	(16,043)	(16,043)
Dividend equivalents on performance-based restricted stock awards	-	-	-	(82)	(82)
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	-	-	-	31	31
Shares issuable in lieu of dividend payments on unvested performance-based restricted stock awards	-	-	(56)	-	(56)
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(125)	-	(2,651)	-	(2,651)
Stock-based compensation	-	-	4,295	-	4,295
Issuance of common stock under employee stock purchase plan	87	-	1,330	-	1,330
Balance, September 30, 2017	66,268	$7	$110,103	$51,498	$161,608

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
thousands

	Nine months ended
	September 30,
		2016
	2017	(as adjusted)
Cash flows from operating activities:
Net income	$40,774	$42,190
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on accounts receivable	447	28
Depreciation & amortization	5,111	5,074
Stock-based compensation expense	4,295	4,402
Deferred income taxes	723	(383)
Excess tax benefits from stock-based compensation	-	435
Loss on disposal of property and equipment	44	7
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(1,492)	(1,688)
(Increase) decrease in prepaid expenses & other current assets	3,253	(1,866)
(Increase) in other assets	(1,515)	(31)
Increase (decrease) in accounts payable	(5,907)	10,192
Increase (decrease) in accrued expenses	1,397	(363)
Increase in other current liabilities	660	155
Increase in other long-term liabilities	806	1,564
Net cash provided by operating activities	48,596	59,716

Cash flows from investing activities:
Purchases of property and equipment	(3,319)	(3,927)
Proceeds from sale of property and equipment	7	6
Capitalized internal use software development costs	(2,632)	(1,762)
Net cash used in investing activities	(5,944)	(5,683)

Cash flows from financing activities:
Cash dividends on common stock	(16,043)	-
Proceeds from employee common stock purchases	1,330	1,114
Tax withholdings related to stock-based compensation awards	(2,651)	(2,105)
Net cash used in financing activities	(17,364)	(991)

Net increase in cash	25,288	53,042
Cash, beginning of period	127,009	98,388
Cash, end of period	$152,297	$151,430

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$88	$-
Cash payments:
Income taxes paid	$18,490	$17,268
Cash dividends on common stock previously restricted for payment of dividend	$-	$36,456

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com